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                                                                     EXHIBIT 5.1



                              September 27, 2001



Board of Directors
SkyWest, Inc.
444 South River Road
St. George, Utah 84790

        Re:    SkyWest, Inc.
               Registration Statement on Form S-8

Gentlemen:

        We have been engaged by SkyWest, Inc. (the "Company"), to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

        In connection with this engagement, we have examined the following:

               1. Articles of Incorporation of the Company;

               2. Bylaws of the Company;

               3. The Registration Statement; and

               4. Minutes of meetings of the Company's board of directors.

        We have examined such other corporate records and documents and have made such other examination as we deemed relevant.

        Based upon the above examination, we are of the opinion that the Common Stock to be sold pursuant to the Registration Statement will be, when sold in accordance with the terms set forth in the Registration Statement, legally issued, fully paid, and nonassessable under the applicable laws of the state of Utah, including the reported judicial decisions interpreting those laws.


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Board of Directors
SkyWest, Inc.
September 27, 2001
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        This firm consents to being named in the Prospectus included in the
Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.



                                            Sincerely yours,



                                            PARR WADDOUPS BROWN GEE & LOVELESS